SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Northland Cranberries, Inc.
(Name of Registrant as Specified in its Charter)

__________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NORTHLAND CRANBERRIES, INC.

2930 Industrial Street, P.O. Box 8020
Wisconsin Rapids, Wisconsin 54495

_________________

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 7, 2004

_________________

TO OUR SHAREHOLDERS:

        We would like to invite you to attend our 2004 annual meeting of shareholders on Wednesday, January 7, 2004 at 2:00 p.m. at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida. As we describe in the accompanying proxy statement, we will be voting on the following matters:

1.	election of nine directors; and

2.	any other business that may properly come before the annual meeting.

        We have enclosed a proxy card along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the annual meeting, then you can revoke your proxy and vote your shares in person if you would like.

        Thank you for your continued support. We look forward to seeing you at the annual meeting.

NORTHLAND CRANBERRIES, INC.

/s/ Kenneth A. Iwinski
Kenneth A. Iwinski
Vice President - Legal and Secretary

Wisconsin Rapids, Wisconsin
December 10, 2003

FREQUENTLY ASKED QUESTIONS

Q: Why have I received this proxy statement?	Q: What constitutes a quorum?
Our Board of Directors has sent you this proxy statement, starting around December 10, 2003, to ask for your vote as a Northland shareholder on certain matters to be voted on at our upcoming annual shareholders' meeting.	A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the Class A shares entitled to be cast, or shares representing at least 45,774,291 votes, will represent a quorum for the purposes of electing directors and conducting any other business that may properly come before the annual meeting. Our majority shareholder, Sun Northland, LLC, which we refer to as "Sun Northland," owns a sufficient number of Class A shares to assure a quorum at the annual meeting.
Q: What am I voting on?	Q: What happens if I sign and return my proxy card but do not mark my vote?
You will vote to elect nine directors. Our Board of Directors is not currently aware of any other matter which will be presented for your vote at the annual meeting.	The individuals named in the proxy card, as proxies, will vote your shares to elect the Board's nominees for director and in their best judgment on other matters that may properly come before the annual meeting.
Q: Do I need to attend the annual meeting in order to vote? How do I vote?	Q: Who will count the votes?
No. You can vote either in person by ballot at the annual meeting or by completing and mailing the enclosed proxy card. Even if you complete and mail the enclosed proxy card, you may nevertheless revoke your proxy at any time by sending us written notice, voting your shares at the annual meeting or submitting a later-dated proxy.	Computershare Investor Services, LLC, our transfer agent, will count the votes and act as inspector of elections.
Q: Who is entitled to vote?	Q: Who is Northland's largest shareholder?
If you owned shares as of the close of business on December 2, 2003 (the Record Date), then you are entitled to vote. You will be entitled to one vote per share for each Class A share you owned on the Record Date.	As of the Record Date, Sun Northland, an affiliate of Sun Capital Partners, Inc., a private investment firm, owned 78,848,820 Class A shares, and had voting control over an additional 7,618,987 Class A shares. Sun Northland's holdings represent in total approximately 94.4% of our voting power. You can read more about share ownership information beginning on page 7.
Q: How many shares of Northland's stock are entitled to vote?
As of the Record Date, there were 91,548,580 Class A shares outstanding and entitled to vote at the annual meeting.

ELECTION OF DIRECTORS

Director Nominees

        Our bylaws provide that our Board of Directors (which we refer to as the “Board”) will consist of the number of directors as determined from time to time by the Board, but not to exceed ten. As of the date of this proxy statement, the Board has set the number of directors to serve on the Board at nine. As a result, at the annual meeting, you will elect nine directors to hold office until our next annual meeting and until their successors are duly qualified and elected. The Board has nominated nine people for election. The individuals named in the proxy card, as proxies, intend to vote all proxies received for the election of all of the Board’s nominees. If a nominee becomes unable to serve as a director before the annual meeting, then the proxies will also vote for another person that the Board may recommend in place of that nominee.

        Messrs. Swendrowski, Krouse, Leder, Terry, Calhoun, Rea, Sullivan and Hollis are currently serving as shareholder-elected directors. Mr. King was appointed by the Board to fill the vacancy created when David Pleban resigned as a member of the Board effective November 6, 2003.

        Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares which are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

        The Board’s nominees to serve as our directors, and some important information regarding each nominee, are as follows:

John Swendrowski

        John Swendrowski, 55, is the Chairman of the Board and originally founded Northland in 1987. He has been a director since that time. He has also served as our Chief Executive Officer since our inception in 1987.

Marc J. Leder

        Marc J. Leder, 42, was appointed Vice-Chairman of the Board and Vice President effective November 6, 2001. Mr. Leder is the co-founder and Managing Director of Sun Capital Partners, Inc., and has been engaged in leveraged buyouts and investment banking for more than 17 years. Prior to co-founding Sun Capital in 1995, Mr. Leder served as a Senior Vice President of Lehman Brothers, an investment banking firm in New York. Mr. Leder has been actively involved in all of Sun Capital’s investments. Mr. Leder is also a director of Catalina Lighting, Inc., Loud Technologies, Inc., One Price Clothing Stores, Inc., SAN Holdings, Inc., and a number of private companies.

Rodger R. Krouse

        Rodger R. Krouse, 42, was appointed Vice-Chairman of the Board and Vice President effective November 6, 2001. Mr. Krouse is the co-founder and Managing Director of Sun Capital Partners, Inc., and has been engaged in leveraged buyouts and investment banking for more than 19 years. Prior to co-founding Sun Capital in 1995, Mr. Krouse served as a Senior Vice President of Lehman Brothers, an investment banking firm in New York. Mr. Krouse has been actively involved in all of Sun Capital’s investments. Mr. Krouse is also a director of Catalina Lighting, Inc., Loud Technologies, Inc., One Price Clothing Stores, Inc., SAN Holdings, Inc., and a number of private companies.

Clarence E. Terry

        Clarence E. Terry, 58, was appointed as a director and Vice President effective November 6, 2001. Mr. Terry has served as Managing Director of Sun Capital Partners, Inc. since September 1999, and has more than 30 years of operating experience. Prior to joining Sun Capital, Mr. Terry served as Vice President at Rain Bird Sprinkler Manufacturing, Inc., a manufacturer of irrigation products. Mr. Terry has experience in numerous areas of operations, including manufacturing, foreign sourcing, sales and marketing, and general management. Mr. Terry has served as Chief Executive Officer on an interim basis for several of Sun Capital’s portfolio companies. Mr. Terry is also a director of Catalina Lighting, Inc., Loud Technologies, Inc., One Price Clothing Stores, Inc., SAN Holdings, Inc., and a number of private companies.

Kevin J. Calhoun

        Kevin J. Calhoun, 43, was appointed as a director effective November 6, 2001 and Vice President effective January 30, 2002. Mr. Calhoun has served as Senior Vice President of Sun Capital Partners, Inc. since February 2003. Mr. Calhoun joined Sun Capital Partners, Inc. as Vice President in October 2000, and has more than 20 years of operating, management information systems, accounting and tax experience. Mr. Calhoun served as Chief Financial Officer of The Atlas Companies, Inc., a Sun Capital portfolio company, from September 1998 to October 2000. He also previously served as Chief Financial Officer of a publicly held technology company, and was the Controller for a privately owned distribution business. Mr. Calhoun also worked at Ernst & Young for ten years, most recently as a Senior Manager. Mr. Calhoun is also a director of Loud Technologies, Inc. and a number of private companies.

George R. Rea

        George R. Rea, 65, was appointed as a director effective February 20, 2002. Mr. Rea has held various senior management positions in several high technology companies, retiring as Executive Vice President of Conner Peripherals, Inc., a designer and manufacturer of computer storage products, in 1994. Since retiring, Mr. Rea has served as a consultant and director of Imaging Technologies Inc., a manufacturer of high speed ink jet printing systems, Spacetec IMC, a manufacturer of computer input controllers for 3-D applications, and Labtec Inc., a manufacturer of speakers and microphones for computer applications. Mr. Rea is also a director of Catalina Lighting, Inc. and Loud Technologies, Inc.

Patrick J. Sullivan

        Patrick J. Sullivan, 48, was appointed as a director effective February 20, 2002. Mr. Sullivan has over 25 years experience in the consumer electronics, telecommunications and computer industries, retiring as Vice President of the Components and Peripherals Business Unit of Digital Equipment Corp. in 1999. He is also a former Vice President of Conner Peripherals Inc. and Goldstar Products Co. Ltd., and has served as a director of Spacetc IMC and Labtec Inc. Mr. Sullivan is also a director of Catalina Lighting Inc., and a number of non-profit charitable organizations.

C. Daryl Hollis

        C. Daryl Hollis, 59, was appointed a director effective May 24, 2002. Mr. Hollis is a certified public accountant and, since September 1998, has been an independent business consultant. From May 1996 through August 1998, Mr. Hollis served as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices. From March 1993 through March 1996, Mr. Hollis served as Senior Vice President and Chief Financial Officer of Pointe Financial Corporation, a bank holding company. Mr. Hollis was also a partner with Ernst & Young LLP from 1977 through 1990. Mr. Hollis is also a director of Catalina Lighting, Inc. and Loud Technologies, Inc.

T. Scott King

        T. Scott King, 51, was appointed as a director effective November 6, 2003. Mr. King has served as Managing Director of Sun Capital Partners, Inc. since June 2003, and has more than 25 years of operating experience in the consumer, industrial and municipal marketplace.  From 1998 to the time he joined Sun Capital, Mr. King was CEO and President of Waterlink, Inc. and, prior to that, served in various positions for The Sherwin Williams Company, including President of the Consumer Division from 1992 to 1998.

Board Meetings and Committees

        The Board committees on which our directors served in fiscal 2003, as well as how many times the Board and each committee met in fiscal 2003, are set forth in the following table (with the asterisk indicating the Chairman of such committee). During fiscal 2003, with the exception of Messrs. Leder and Calhoun, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

Board Member	Board	Audit	Compensation
J. Swendrowski	X*
M. Leder	X
R. Krouse	X		X*
C. Terry	X		X
K. Calhoun	X	X
G. Rea	X
P. Sullivan (1)	X
C. Hollis	X	X*
T. King (1)
D. Pleban (1)	X	X	X
Meetings Held in Fiscal 2003	5	6	1

(1)	David Pleban resigned from the Board effective November 6, 2003. Mr. King was appointed to fill vacancies created on the Board and Compensation Committee when Mr. Pleban resigned. Mr. Sullivan was appointed to the Audit Committee effective November 6, 2003 to fill the vacancy created by Mr. Pleban’s resignation.

        In addition to the meetings referenced above, the Board met twice during the period from the end of fiscal 2003 through November 26, 2003. Also, the Compensation Committee and the Audit Committee each met once during that same period.

        Audit Committee. On November 6, 2003, Patrick J. Sullivan was appointed to the Audit Committee following Mr. Pleban’s resignation from the Board. The Audit Committee’s principal functions generally include:

•	reviewing financial information to be provided to shareholders and others;

•	monitoring the integrity of our financial reporting process and system of internal controls;

•	appointing, overseeing and, in its discretion, discharging and replacing independent accountants;

•	approving the services performed by our independent accountants and the fees proposed for those services;

•	monitoring the independence and performance of our independent accountants; and

•	providing an avenue of communication among our independent accountants, management and the Board.

        A written charter for the Audit Committee was adopted by the Board in fiscal 2000 and restated in fiscal 2003. A copy of the charter as restated is attached to this proxy statement as Appendix A. During fiscal 2003, the only member of the Audit Committee that satisfied the requirements for independence set forth in Section 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. was Mr. Hollis. In addition, the Board has determined that Mr. Hollis qualifies as an “audit committee financial expert” as that term is defined pursuant to Item 401(h)(2) of Regulation S-K.

        Compensation Committee. On November 6, 2003, Mr. King was appointed to the Compensation Committee following Mr. Pleban’s resignation from the Board. The Compensation Committee administers our stock option plans, including granting options to our key employees, and approves the compensation, bonuses and benefits of our officers and key employees.

        We do not have a nominating committee. Our Board as a whole performs the functions that such a committee would otherwise perform. If you would like to propose director nominees for consideration at the annual meeting, you can do so under our by-laws only by giving our Secretary written notice of your intent to make a nomination not less than 30 days before the annual meeting. You must tell us in your notice, among other things, the nominee’s name, biographical data and qualifications.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

        The following table describes the beneficial ownership of Class A shares as of the Record Date held by (i) each of our directors and those of our executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Information”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of our Class A shares. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

Name of Individual or Entity	Class A Shares Beneficially Owned	Percentage of Class and Aggregate Voting Power
Directors and Executive Officers
John Swendrowski(1)	680,549 (2)	*
Ricke A. Kress	304,345 (3)	*
Steven E. Klus	243,066 (4)	*
Kenneth A. Iwinski	241,358 (5)	*
William J. Haddow	254,444 (6)	*
Marc. J. Leder	86,482,557 (7)(8)(9)	94.4
Rodger R. Krouse	86,482,557 (7)(8)(9)	94.4
Clarence E. Terry	18,750 (8)	*
Kevin J. Calhoun	18,750 (8)	*
C. Daryl Hollis	12,500 (10)	*
George R. Rea	22,500 (10)	*
Patrick J. Sullivan	12,500 (10)	*
T. Scott King	--	--
All directors and executive officers
as a group (16 persons)(11)	88,934,048	94.8

Name of Individual or Entity	Class A Shares Beneficially Owned	Percentage of Class and Aggregate Voting Power
Other Five Percent Holders
Sun Northland, LLC, Sun Capital Partners II, LP, Sun Capital Advisors II, LP, Sun Capital Partners, LLC (9)	86,463,807	94.4%
U.S. Bank National Association (12)	4,665,173	5.1% (13)

* Denotes less than 1%

(1)	Mr. Swendrowski is the managing member of a limited liability company which owns 100 shares of our Series B Preferred Stock. Mr. Swendrowski beneficially owns all 100 Series B Preferred shares.

(2)	The Class A shares listed include (i) 100,370 shares which Mr. Swendrowski owns directly; (ii) 4,750 shares owned by a charitable foundation with respect to which he shares voting and investment power; (iii) 1,732 shares which Mr. Swendrowki holds jointly with his wife and with respect to which he shares voting and investment power; (iv) 501,697 shares which Mr. Swendrowski can acquire by exercising vested stock options; and (v) 72,000 shares held by Cranberries Limited, Inc. (“CLI”), a corporation which Mr. Swendrowski shares ownership and which Mr. Swendrowski controls, with respect to which he shares voting and investment power.

(3)	Includes 304,345 shares which Mr. Kress can acquire by exercising vested stock options. Mr. Kress is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.

(4)	The Class A shares listed include (i) 243,044 shares which Mr. Klus can acquire by exercising vested stock options; and (ii) 22 shares held in the 401(k) plan. Mr. Klus is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.

(5)	The Class A shares listed include (i) 50 shares which Mr. Iwinski owns directly; (ii) 240,119 shares which Mr. Iwinski can acquire by exercising vested stock options; and (ii) 1,189 shares held in the 401(k) plan. Mr. Iwinski is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.

(6)	Includes 249,044 shares which Mr. Haddow can acquire by exercising vested stock options. Mr. Haddow is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.

(7)	The information given is as of or about November 16, 2001, as reported in a Schedule 13D filed with the Securities and Exchange Commission jointly by Sun Northland, Sun Capital Partners II, LP, a Delaware limited partnership, Sun Capital Advisors II, LP, a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Mr. Leder and Mr. Krouse (the “Sun 13D”). Mr. Leder and Mr. Krouse each own 50% of the membership interests of Sun Capital Partners, LLC, which is the ultimate parent of Sun Northland. As a result, Mr. Leder and Mr. Krouse may be deemed to beneficially own the Class A shares beneficially owned by Sun Northland (see Note 10). Mr. Leder and Mr. Krouse share voting power with respect to all of these shares and share investment power with respect to 78,844,820 of these shares. Mr. Leder’s and Mr. Krouse’s address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida, 33486.

(8)	Includes 18,750 shares which each of Messrs. Leder, Krouse, Terry and Calhoun can acquire by exercising vested stock options.

(9)	As reported in the Sun 13D, these shares consist of (i) 78,844,820 Class A shares held directly by Sun Northland; and (ii) 7,618,987 Class A shares held by certain parties to a Stockholders’ Agreement, dated as of November 6, 2001, by and among Northland, Sun Northland and the other parties thereto, with respect to which Sun Northland has sole voting power and no investment power. There are no longer any Series A Preferred shares issued or outstanding. Sun Northland’s address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida, 33486.

(10)	Includes 12,500 shares which each of Messrs. Hollis, Rea and Sullivan can acquire by exercising vested stock options.

(11)	The number of Class A shares listed includes 2,251,228 shares which certain of our executive officers and directors can acquire by exercising vested stock options.

(12)	The information given is as of or about February 8, 2002, as reported in a Schedule 13G filed with the Securities and Exchange Commission by U.S. Bank National Association. U.S. Bank National Association’s address is 601 Second Avenue South, Minneapolis, Minnesota, 55402-4302.

(13)	U.S. Bank National Association is one of the parties to the Stockholders’ Agreement referenced in Note 9. As a result, Sun Northland and its affiliates have sole voting power over all of the Class A shares indicated.

EXECUTIVE COMPENSATION

Report on Executive Compensation

        Compensation Philosophy. As the Compensation Committee of the Board, we evaluate and approve the compensation of our executive officers. We intend our compensation policies and practices to:

•	attract, motivate and retain qualified executive officers;

•	provide a total compensation package which is based on corporate and personal performance and which is competitive in the fruit juice/beverage industry; and

•	motivate our executive officers to achieve positive results by giving them the chance to buy our stock through stock options in order to make their interests more like our shareholders’ interests.

        Compensation Components. Compensation for our executive officers consists of:

•	base salary;

•	potential annual bonuses;

•	potential annual stock option grants; and

•	the opportunity to participate in our 401(k) plan.

        Base Salary. We establish each executive officer’s base salary at the start of each fiscal year. We consider several factors in determining the base salary of our executive officers, including:

•	the Chief Executive Officer's recommendations (except with respect to his own base salary);

•	our performance during the most recent fiscal year, with special emphasis on our revenues, revenue growth, earnings per share, cost and expense levels and balance sheet strength;

•	how our performance compares to our historical results and our expectations for that fiscal year;

•	whether and to what extent we reached our strategic goals for the fiscal year; and

•	the individual achievements of our executive officers, including contributions to our financial results for the past year, and relationships with other Northland personnel.

        While we feel it is crucial to Northland’s success to offer our executive officers compensation packages competitive within the industry, in light of Northland’s current position in the industry, we believe it is prudent to provide only modest cost of living increases in our executive officers’ base salaries for the upcoming fiscal year. As a result, we increased the base salaries of our executive officers by an average of 2.4% for fiscal 2004.

        We also review the factors discussed above in making a determination of the base salary of our Chief Executive Officer. We also reviewed additional criteria for the upcoming fiscal year, including the efforts of our Chief Executive Officer to meet certain sales and financial goals. Based upon these factors and the achievement of certain financial goals during 2003, we increased the base salary of our Chief Executive Officer for fiscal 2004 by 2.4%.

        Although we review objective performance criteria, we still consider certain subjective factors which aren’t related directly to our financial results in making these compensation decisions.

        Bonuses. Upon consultation with our Chief Executive Officer, we paid incentive cash bonuses to certain of our executive officers and employees based on their individual performance and contribution in helping the Company achieve various earnings and net branded sales targets in fiscal 2003. We also paid our Chief Executive Officer an incentive cash bonus based on (i) an increase in Northland brand sales during 2003; (ii) Northland’s achievement of certain earnings targets during 2003; (iii) favorable resolution of certain complex litigation involving Cliffstar Corporation; and (iv) significant improvement in the strength of Northland’s balance sheet.

        We have not yet adopted a bonus plan for 2004. However, we are considering a plan which would provide incentive cash bonus opportunities to our employees based on achieving certain objective goals related to product sales and earnings.

        Stock Options. From time to time, the Board has historically made annual stock option grants to our executive officers under our stock option plans following the end of each fiscal year. The Board has based those option grants mainly on:

•	each executive officer's relative position with Northland;

•	the officer's individual initiatives and achievements and their impact on Northland's performance;

•	many of the salary and bonus factors discussed above;

•	the officer's historical level of option grants; and

•	the size of option grants to other similar executives.

        In connection with our restructuring in fiscal 2001, certain of our executive officers were granted options to purchase a total of 5,014,081 shares of Class A shares with an exercise price of approximately $0.089 per share and an expiration date of November 6, 2011, pursuant to the Northland Cranberries, Inc. 2001 Stock Option Plan. We believe that since the value of the options granted increase as the price of our stock goes up, the option grants will help align the financial interests of our management with those of our shareholders.

        In fiscal 2002, the Board also adopted the Northland Cranberries, Inc. 2002 Stock Option Plan. Although we have not granted options to key officers or employees under the plan and do not intend to do so on an annual basis, we may from time to time consider option grants to key officers and employees as a potential incentive based on the factors set forth above for the purpose of motivating key employees to achieve the best results for the company by giving them the chance to acquire or increase their current stock ownership in Northland.

        By the Compensation Committee:

Rodger R. Krouse, Chairman
Clarence E. Terry
T. Scott King

Summary Compensation Information

        In the table below, we describe the compensation we paid for the last three fiscal years to our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in fiscal 2003. We sometimes refer to the people in the table below as our “named executive officers.”

		Annual Compensation
Name and Principal Positions	Fiscal Year	Salary	Bonus	Stock Option Grants (shares)	All Other Compensation(1)
John Swendrowski	2003	$425,559	$160,000	25,000	$6,167	(2)
Chairman of the Board	2002	$421,501	$376,000	902,394	$5,750
and Chief Executive Officer	2001	$420,894	$0	7,500	$5,250
Ricke A. Kress	2003	$247,445	$70,000	0	$6,167
President and	2002	$244,768	$132,000	601,690	$5,750
Chief Operating Officer	2001	$177,722	$0	2,500	$5,250
Steven E. Klus	2003	$178,982	$30,000	0	$6,167
Vice President -	2002	$174,063	$75,500	476,338	$5,750
Manufacturing	2001	$158,431	$0	2,500	$5,250
Kenneth A. Iwinski	2003	$139,500	$50,000	0	$5,833
Vice President - Legal	2002	$135,833	$64,250	476,337	$5,417
and Secretary	2001	$106,250	$0	2,500	$4,747
William J. Haddow	2003	$140,604	$25,000	0	$6,057
Vice President -	2002	$135,791	$64,250	476,338	$4,793
Purchasing and	2001	$135,791	$0	2,500	$5,250
Transportation

(1)	Includes matching contributions we made under our 401(k) plan to each person.

(2)	We paid $47,360, $47,360 and $47,881 of premiums on a split-dollar insurance policy on the life of Mr. Swendrowski in fiscal 2003, 2002 and 2001, respectively. We did not include this data in the table because when the policy is surrendered to us or when Mr. Swendrowski dies, we will be reimbursed for these premium payments to the extent total premiums paid exceed outstanding amounts we have borrowed against the policy. As of August 31, 2003, outstanding loans against the policy, which reduce the policy’s cash value and death benefit, totaled $381,819.

Stock Options

        We have five stock option plans currently in place: the 1987, 1989, 1995, 2001 and 2002 Stock Option Plans. There are no shares remaining available for new grants under the 1987 Plan, 1989 Plan, the 1995 Plan or the 2001 Plan, although options previously granted under such plans remain outstanding. The following table lists the option grants under the 2002 Plan which we made during fiscal 2003, as well as certain other information relating to those grants.

Fiscal 2003 Option Grants

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Shares Underlying Options Granted	Percentage of Total Options Granted to all Employees	Exercise Price per Share(1)	Expiration Date	5%	10%
John Swendrowski	25,000(3)	100.00%	$0.56	8/31/13	$8,805	$22,312
Ricke A. Kress	0	--	$ --	--	$ --	$ --
Steven E. Klus	0	--	$ --	--	$ --	$ --
Kenneth A. Iwinski	0	--	$ --	--	$ --	$ --
William J. Haddow	0	--	$ --	--	$ --	$ --

(1)	A holder can pay the exercise price of options in cash, by delivering previously issued Class A shares, or a combination of both.

(2)	These values represent the difference between the exercise price of the options and the value of the Class A shares on the date that the options will be exercised, assuming certain rates of appreciation in the value of Class A shares and assuming the options will be exercised on their respective expiration dates. We have not taken into account taxes or other payments which the holders of options may have to pay upon exercise. The actual values of the options will depend on the value of the Class A shares on the date the options are exercised. The 5% and 10% rates we used in these calculations are not our estimates of our future performance or the future price of Class A shares. Rather, we are required to use these rates by the rules of the SEC. We cannot guarantee that these rates of appreciation will actually be achieved. The last reported sale price of the Class A shares on the Over-The-Counter Bulletin Board on August 31, 2003 was $0.56 per share. Please see the table on the following page for information regarding the fiscal year-end value of exercisable and unexercisable options held by our named executive officers.

(3)	These options are nonqualified stock options under the Internal Revenue Code. The options were granted on August 31, 2003 and vest one-fourth annually beginning on the first anniversary of the date of grant, provided that the optionee then continues to serve as one of our directors. The options will vest in full upon any subsequent change in control of our company.

        We have set forth below certain information about the number and value of unexercised stock options held by our named executive officers as of the end of fiscal 2003. There were no options exercised in fiscal 2003 by our named executive officers.

Number of Unexercised Options and Fiscal Year-End Value Table

	Number of Shares Underlying Options at End of Fiscal 2003(1)		Value of Unexercised In-the-Money Options at End of Fiscal 2003(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John Swendrowski	280,099	707,045	$100,417	$301,249
Ricke A. Kress	153,173	453,017	$ 70,882	$212,646
Steven E. Klus	123,360	358,853	$ 56,115	$168,345
Kenneth A. Iwinski	120,434	358,903	$ 56,115	$168,345
William J. Haddow	129,360	358,853	$ 56,115	$168,345

(1)	These options are nonqualified stock options under the Internal Revenue Code. Each option has an exercise price equal to the fair market value of the Class A shares on the date of grant.

(2)	We calculated these dollar values by determining the difference between the value of the Class A shares and the various exercise prices of the named executive officers’ outstanding options at the end of fiscal 2003. The last reported sale price of the Class A shares on the Over-The-Counter Bulletin Board on August 31, 2003 was $0.56 per share.

Director Compensation

        On August 8, 2002, we adopted the Northland Cranberries, Inc. 2002 Stock Option Plan. In addition to any discretionary grant of options that may be made to directors and key officers or employees from time to time, the plan provides for an automatic annual grant of an option to purchase a total of 25,000 Class A shares with an exercise price established by the Board, but not less than 100% of the market value (as defined therein) of the Class A shares as of the date of grant, to each director as of our fiscal year-end. The options generally vest one-fourth annually commencing with the first anniversary of the date of grant and will vest in full upon a subsequent change in control of the company. Options to purchase 25,000 Class A shares were automatically granted to each of our directors as of August 31, 2003 in accordance with the terms of the plan. With the exception of options granted or to be granted pursuant to the terms of the plan, we do not otherwise compensate our directors for their service.

        On November 6, 2001, we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2003, we paid approximately $830,000 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement. Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP, the general partner of which is Sun Capital Partners, LLC (of which Messrs. Leder and Krouse each own 50% of the membership interests) and the limited partners of which include among others Messrs. Leder, Krouse, Terry, Calhoun and King. Compensation paid to Sun Capital Partners Management, LLC under the management services agreement neither constitutes nor is intended to constitute compensation for services performed by Messrs. Leder, Krouse, Terry, Calhoun and King as directors.

Employment and Severance Agreements

        On November 6, 2001, we entered into a severance and noncompetition agreement with John Swendrowski, our Chairman and Chief Executive Officer. The agreement provides that, during the “Non-Competition Period” (as defined in the agreement), Mr. Swendrowski will not directly or indirectly participate in any business or enterprise which is a direct and substantial competitor of Northland or its subsidiaries as of the date of his termination and which is located in the United States. The Non-Competition Period begins on the date of Mr. Swendrowski’s termination of employment and ends on the date Mr. Swendrowski no longer continues to receive payments equal to 50% of his base salary. In no event will the Non-Competition Period exceed 18 months from the date of Mr. Swendrowski’s termination of employment.

Compensation Committee Interlocks and Insider Participation

        The following individuals served as members of our Compensation Committee during fiscal 2003:

        Rodger R. Krouse – In addition to serving as a member of our Board, Mr. Krouse served as Vice Chairman and Vice President during fiscal 2003. Mr. Krouse also owns 50% of the membership interests in Sun Capital Partners, LLC, and is a limited partner of Sun Capital Advisors II, LP and a co-Chief Executive Officer of Sun Northland, LLC. Sun Capital Partners, LLC is the general partner of Sun Capital Advisors II, LP. Sun Capital Advisors II, LP is the general partner of Sun Capital Partners II, LP and the sole owner of Sun Capital Partners Management, LLC. Sun Capital Partners II, LP owns a majority interest in Sun Northland, LLC. As of the Record Date, Sun Northland, LLC, an affiliate of Sun Capital Partners, Inc., a private investment firm, owned 78,848,820 Class A shares, and had voting control over an additional 7,618,987 Class A shares. Sun Northland’s holdings represent in total approximately 94.4% of our voting power.

        In addition, in November 2001 we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2003, we paid approximately $830,000 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement.

        Clarence E. Terry – In addition to serving as a member of our Board, Mr. Terry served as one of our Vice Presidents during fiscal 2003. Mr. Terry is also a limited partner of Sun Capital Advisors II, LP.

        David Pleban – In addition to serving as a member of our Board, Mr. Pleban served as one of our Vice Presidents during fiscal 2003. Mr. Pleban is also a limited partner of Sun Capital Advisors II, LP. Mr. Pleban resigned as a member of the Board effective November 6, 2003.

Other

        A limited liability company whose managing member is our Chief Executive Officer and whose members include, among others, certain of our officers owns 100 shares of our Series B Preferred Stock. Generally speaking, we will redeem the Series B Preferred shares after consummation of a transaction following which Sun Northland and its affiliates no longer own or control at least 10% of our voting power. The redemption price in such a circumstance varies depending upon the number of Series B Preferred shares then outstanding and the internal rate of return (as defined in our Articles of Incorporation) recognized by Sun Northland in connection with the transaction. Generally, the redemption price in such circumstances is zero if Sun Northland’s internal rate of return is less than or equal to 40%, and increases as Sun Northland’s internal rate of return increases. The limited liability company may be required to forfeit Series B shares in certain amounts if Mr. Swendrowski’s employment with us is terminated.

AUDIT COMMITTEE REPORT

        An Audit Committee Charter was adopted by our Board in fiscal 2000 and restated during fiscal 2003. Our Chief Executive Officer and Vice President – Finance are responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As the Audit Committee of the Board, we are responsible for monitoring and overseeing these processes. This report discusses certain actions we took during fiscal 2003 in connection with those responsibilities.

        Our Audit Committee Charter requires that we attempt to meet at least four times annually, or more frequently as circumstances dictate. In fiscal 2003, we held six meetings. During the period from the end of fiscal 2003 through November 26, 2003 we met once.

        Management has represented to us that Northland’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed and discussed the audited consolidated financial statements with management and our independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The independent auditors also provided us with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence.

        Based on our discussions with management and the independent auditors, as well as our review of the representations of management and the report of the independent auditors to us, we recommended to the Board of Directors that the audited consolidated financial statements be included in Northland’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003 filed with the Securities and Exchange Commission.

        This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

        By the Audit Committee:

C. Daryl Hollis, Chairman
Kevin J. Calhoun
Patrick J. Sullivan

DELOITTE & TOUCHE LLP FEE DISCLOSURE

        Audit Fees. Deloitte & Touche LLP served as our independent auditors in fiscal 2002 and 2003. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended August 31, 2002 and August 31, 2003 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years were $181,805 and $157,750, respectively.

        Audit-Related Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements which are not reported under Audit Fees above for the fiscal years ended August 31, 2002 and August 31, 2003.

        Tax Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for federal and state income tax preparation, compliance, advice and planning for the fiscal years ended August 31, 2002 and August 31, 2003 were $181,620 and $78,465, respectively.

        All Other Fees. There were no fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described under “Audit Fees” and “Audit-Related Fees” and “Tax Fees,” for the fiscal years ended August 31, 2002 and August 31, 2003.

        Our Audit Committee does not consider the provision of non-audit services by Deloitte & Touche LLP, our principal auditor, to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, a copy of which is attached to this proxy statement as Appendix A, all audit services and all permitted non-audit services (unless de minimus) provided by our independent accountants, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit and tax services provided by Deloitte & Touche LLP during fiscal 2003 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

STOCK PERFORMANCE INFORMATION

        The line graph below compares the percentage change during the last five fiscal years in the total return on our Class A shares with the total return of companies in the Nasdaq Total Return Index and companies in a peer group we selected (including American Italian Pasta Co., J.M. Smucker Company, Robert Mondavi Corp., Triarc Companies, Chalone Wine Group, LTD, Seneca Foods Corp. and Todhunter International, Inc.).

Comparison of Five-Year Total Shareholder Returns
(on a dividend reinvested basis)

[GRAPHIC OMITTED]
	8/31/98	8/31/99	8/31/00	8/31/01	8/31/02	8/31/03
Northland Cranberries, Inc.	100.00	70.13	17.36	9.29	2.64	1.50
Nasdaq Stock Market (US Companies)	100.00	185.55	284.19	121.61	89.25	122.94
Peer Group Index	100.00	126.45	114.64	170.05	161.79	190.70

CERTAIN TRANSACTIONS

Management Services Agreement

        In November 2001 we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2003, we paid approximately $830,000 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement. Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP, the general partner of which is Sun Capital Partners, LLC (of which Messrs. Leder and Krouse each own 50% of the membership interests) and the limited partners of which include among others Messrs. Leder, Krouse, Terry, Calhoun and King.

Insurance Arrangement

        Our interests in real and personal property are insured against certain losses and damages, subject to various exclusions, under a global all risk insurance policy issued to Sun Capital Partners, Inc. (“Sun Capital”) and its affiliated, subsidiary and associated companies. On May 10, 2003, we experienced a fire at our warehouse facility in Eau Claire, Michigan. The warehouse facility was vacant at the time and we lost no inventory in the fire. Under the terms of the insurance policy, losses are valued at (i) the replacement cost new on the same premises as of the date of replacement (approximately $2.6 million), or (ii) in the event a new facility is not built at the same or another site, the actual cash value of the facility at the time of loss subject to deductions for depreciation (approximately $1.7 million). Covered losses under the policy are payable to Sun Capital or its designee. We do not intend to build a new facility which will qualify as replacement property under the policy. Another of Sun Capital’s affiliated companies, Wickes Furniture Company, Inc. (“Wickes”), does intend to build a qualifying facility which will, as a result, allow Sun Capital to recover approximately $2.6 million from the insurance carrier. To fairly compensate us for our loss, the insurer, Sun Capital and/or Wickes will pay us approximately $2.2 million in cash in settlement of our claim under the policy. As a result, we will receive a benefit of approximately $0.5 million in excess of the actual cash value of the facility at the time of loss, net of depreciation, and Wickes will receive a benefit of approximately $0.5 million. Both Wickes and Sun Northland, LLC, our majority shareholder, are majority owned by Sun Capital Partners II, LP. The general partner of Sun Capital Partners II, LP is Sun Capital Advisors II, LP, the limited partners of which include among others Messrs. Leder, Krouse, Terry, Calhoun and King. The general partner of Sun Capital Advisors II, LP is Sun Capital Partners, LLC, of which Messrs. Leder and Krouse each own 50% of the membership interests. Messrs. Leder and Krouse are also co-Chief Executive Officers of Sun Northland, LLC.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. Except as noted below, to our knowledge, all of those people complied with all Section 16(a) filing requirements in fiscal 2003.

        Messrs. Swendrowski, Leder, Krouse, Terry, Calhoun, Rea, Sullivan and Hollis, each a director, did not timely file Form 4 relating to the automatic grant of 25,000 options to each of them on August 31, 2003 pursuant to the terms of the Northland Cranberries, Inc. 2002 Stock Option Plan. The required reports were subsequently filed by each director on September 15, 2003.

Northland’s Independent Auditors

        The Audit Committee has retained Deloitte & Touche LLP to serve as our independent auditors during fiscal 2004. We anticipate that the Audit Committee will appoint independent accountants to audit our fiscal year ended financial statements during the fourth quarter of fiscal 2004. We expect that representatives of Deloitte & Touche LLP will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

Code of Ethics

        The Audit Committee has adopted a Code of Ethics as that term is defined pursuant to Item 406(b) of Regulation S-K that applies to our Chief Executive Officer and senior financial and accounting officers and employees. If you would like to receive a copy of our Code of Ethics, please write to Kenneth A. Iwinski, Vice President-Legal and Secretary, Northland Cranberries, Inc., 2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495, and we will provide you with a copy free of charge.

Miscellaneous

        We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A shares.

        If you wish to include a proposal in our proxy statement for the 2005 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, then you should forward the proposal to our Secretary by August 12, 2004. If you submit a proposal other than pursuant to Rule 14a-8 less than 30 days in advance of the 2005 annual meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2005 annual meeting. If the Board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the Board for the 2005 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

        Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Kenneth A. Iwinski, Vice President-Legal and Secretary, Northland Cranberries, Inc., 2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495, phone number (715) 424-4444.

        If you would like to receive a copy of our fiscal 2003 annual report on Form 10-K (without exhibits), please write to Kenneth A. Iwinski, Vice President-Legal and Secretary, Northland Cranberries, Inc., 2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495, and we will provide you with a copy free of charge.

NORTHLAND CRANBERRIES, INC.
/s/ Kenneth A. Iwinski
Kenneth A. Iwinski
Vice President - Legal and Secretary

Wisconsin Rapids, Wisconsin
December 10, 2003

APPENDIX A

NORTHLAND CRANBERRIES, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.   Audit Committee Purpose

        The Audit Committee is appointed by the Board of Directors of Northland Cranberries, Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	review financial information to be provided to shareholders and others;

•	monitor the integrity of the Company's financial reporting processing and systems of internal controls;

•	appoint, oversee, and, in its discretion, discharge and replace the Company's independent accountants;

•	approve the services performed by the Company's independent accountants and the fees proposed for those services;

•	monitor the independence and performance of the Company's independent accountants; and

•	provide an avenue of communication among the independent accountants, management, and the Board of Directors.

        The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent accountants as well as anyone in the Company. The Audit Committee may retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.   Audit Committee Composition and Meetings

        The Audit Committee shall consist of at least three directors as determined by the Board of Directors. No member of the Audit Committee may accept any consulting, advisory, or other compensatory fees from the Company, other than payments made for Board or committee service.

        The Board of Directors shall appoint the members of the Audit Committee, and such members shall serve until their successors are designated by the Board or until their earlier death, resignation, or removal. If the Chairman of the Audit Committee is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership.

        The Audit Committee shall meet at least four times annually (in person or telephonically), or more frequently as circumstances dictate as determined by the Chairman or by any two other members. The Chairman shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive session at least annually with management, with the independent accountants, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee should communicate with management and the independent accountants quarterly to review the Company’s interim financial statements and any significant findings based upon the accountants’ review procedures before the Company’s Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission or such quarterly financial information otherwise is made public.

III.   Audit Committee Responsibilities and Duties

A. Review Procedures

In fulfilling its responsibilities, the Audit Committee is expected to perform the following procedures:

1.	Review and reassess the Charter of the Audit Committee at least annually and recommend to the Board of Directors, as appropriate, amendments to the Charter.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. In conducting its review, the Audit Committee should discuss the following matters with management and the independent accountants:

a.	the independent accountants’ audit of the financial statements and its report thereon;

b.	any significant changes required in the independent accountants’ audit plan;

c.	any significant difficulties encountered during the course of the audit (including any restriction on the scope of work or access to required information);

d.	any significant disagreement among management and the independent accountants in connection with preparation of the financial statements;

e.	any significant audit adjustments (both recorded and unrecorded); and

f.	other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards.

3.	In consultation with the management and the independent accountants, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent accountants together with management’s responses.

4.	Review with financial management and the independent accountants the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items communicated by the independent accountants in accordance with Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (see Item B.6). The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

5.	Meet with the independent accountants and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

B. Duties Relating to the Independent Accountants

The independent accountants are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the shareholders. Accordingly, the Audit Committee is expected to perform the following activities with, or as they relate to, the independent accountants:

1.	Oversee and review the independence and performance of the accountants and annually appoint the independent accountants or approve any discharge of accountants when circumstances warrant.

2.	Approve in advance any and all audit services and all permitted nonaudit services (unless de minimus) provided by the independent accountants, as well as the fees and other compensation to be paid to the independent accountants.

3.	On an annual basis, review, and discuss with the independent accountants, all significant relationships the independent accountants have with the Company that could impair the accountants’ independence. This review should include, without limitation, the following:

a.	receiving a formal written statement from the independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard No. 1; and

b.	actively engaging in a dialog with the independent accountants with respect to any disclosed relationships or services that may have an impact on the objectivity and independence of the independent accountants.

4.	Review the independent accountants’ audit plan. This review should include a discussion of scope, staffing, reliance upon management and general audit approach.

5.	Prior to releasing the year-end earnings, discuss, outside the presence of management, the results of the audit with the independent accountants. The discussion should include the matters set forth in item 2, as well as the following:

a.	the adequacy of the Company’s internal controls, including computerized information system controls and security;

b.	any related significant findings and recommendations of the independent accountant together with management’s responses to them; and

c.	the independent accountants’ judgment about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Without limiting the foregoing, the Audit Committee is expected to inquire as to the independent accountants’ views about whether management’s choices of accounting principles appear reasonable from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.

C. Other Audit Committee Responsibilities

1.	Provide for the confidential and anonymous submission by employees of issues, complaints, or concerns relating to the ethical conduct of the Company’s senior management or other employees or the Company’s accounting practices, and review, investigate, and address any items so submitted.

2.	Recommend to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission, as applicable.

3.	Annually prepare a report to shareholders for inclusion in the Company’s proxy statement relating to the annual meeting of shareholders, as or if required by the Securities and Exchange Commission.

4.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

5.	Maintain minutes of meetings and periodically report to the Board of Directors on the activities of the Committee.

6.	Periodically perform self-assessment of Audit Committee performance.

7.	Annually review policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites. Annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

8.	Discuss and address with the independent accountants any significant issues relative to overall board responsibility that, in the judgment of the independent accountants, have been communicated to management but have not been adequately resolved.

Proxy – Northland Cranberries, Inc.

ANNUAL MEETING OF SHAREHOLDERS – JANUARY 7, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint John Swendrowski and Kenneth A. Iwinski, and either or both of them, as my proxy, and hereby authorize either or both of them to represent and to vote, as I have indicated below, all my shares of Class A Common Stock of Northland Cranberries, Inc., which I held of record on December 2, 2003, at the annual meeting of shareholders scheduled to be held on January 7, 2004, and at any adjournment thereof. I also authorize either or both of them to appoint his substitute.

I further acknowledge receipt of the 2003 Annual Report to Shareholders, including the Notice of the Annual Meeting and the Proxy Statement, and I hereby revoke any other proxy I may have executed previously for the 2004 annual meeting of shareholders.

When properly executed, this proxy will be voted as you have directed herein. If no direction is made, this proxy will be voted FOR the nine director nominees indicated on the reverse side of this proxy card. It will also be voted in accordance with the best judgment of the proxies named herein on any other business that may properly come before the meeting.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
USING THE ENCLOSED ENVELOPE

(Continued and to be signed on reverse side.)

Annual Meeting Proxy Card

A     Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - John Swendrowski	|_|	|_|	04 - T. Scott King	|_|	|_|	07 - Patrick J. Sullivan	|_|	|_|
02 - Marc J. Leder	|_|	|_|	05 - George R. Rea	|_|	|_|	08 - C. Daryl Hollis	|_|	|_|
03 - Rodger R. Krouse	|_|	|_|	06 - Clarence E. Terry	|_|	|_|	09 - Kevin J. Calhoun	|_|	|_|

2.	In their discretion, upon such other business as may properly come before the meeting and at any adjournment thereof.

B     Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If you are a corporation, please sign in full corporate name by the president or other authorized officers. If you are a partnership, please sign in partnership name by an authorized person.

Signature 1-Please keep signature within the box	Signature 2-Please keep signature within the box	Date(mm/dd/yyyy)
___/___/___